UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2014

First Colombia Gold Corp.
 (Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6000 Poplar Avenue, Suite 250, Memphis, TN 34119
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  1-888-224-6561

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Purchase and Sale Agreement

On July 15, 2015 the Company signed a Purchase and Sales Agreement (“Agreement”) for the acquisition of certain assets further described below and in the attached exhibits. .

The Company under the agreement acquired one hundred per cent of equipment and real estate and a nineteen and a half per cent ownership of certain oil and gas properties, gas gathering assets and related interest.

The three companies are SWO & ISM, LLC; Hein Oil Well Services, LLC; and Hein Oil Co., Inc. It was previously reported that a 19.5% equity interest was acquired, this amendment is being filed to clarify that the 19.5% equity interest referred to a 19.5% interest in certain oil and gas properties and leases, with a 100% interest of the real estate and equipment. The three operating companies have leased back assets for conducting operations. The amendment also corrects the original transaction date as reported to include the below exhibit of the Master Lease Agreement.

The assets include land, buildings, transportation equipment, office equipment, drilling service equipment, vehicles, and oil leases and working interests. The active leases cover 1306.53 acres in Clinton County KY; 1330 acres in Cumberland County KY; 2532 acres in Monroe County, KY and 160 acres in Wayne County. The land property assets acquired comprise two tracts totaling approximately 230 acres. The agreement lists a valuation of approximately $4.6 million dollars, and the company in the current quarter intends to secure appraisals, valuation estimates and physical review of assets to determine final accounting for the transaction including where necessary updated reserve studies deemed.

The agreement contains the provision that if on a quarterly basis production exceeds 2500 barrels per month, an additional ten million shares would be issued as part of the agreement.

This summary is qualified in its entirety by the actual agreement which is attached as an exhibit.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith.

Exhibit No.	Description

10.16	Asset Lease Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 12, 2014

First Colombia Gold Corp.

By:	/s/ E. Robert Gates
Name:	E. Robert Gates
Title:	Chief Executive Officer